Exhibit 4.1
EXECUTION COPY
SECOND AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT
     This SECOND AMENDMENT TO SHAREHOLDER RIGHTS AGREEMENT (this “Amendment”), dated as of May 19, 2006, is between BOYKIN LODGING COMPANY, an Ohio corporation (the “Company”), and NATIONAL CITY BANK, a national banking association (the “Rights Agent”).
RECITALS:
     WHEREAS, the Company and the Rights Agent are parties to that certain Shareholder Rights Agreement, dated as of May 25, 1999, as amended as of December 31, 2001 (the “Shareholder Rights Agreement”), which was authorized by the Company’s Board of Directors to provide shareholders of the Company with the opportunity to benefit from the long-term prospects and value of the Company and to ensure that shareholders of the Company receive fair and equal treatment in the event of any proposed takeover of the Company; and
     WHEREAS, the Company desires to amend the Shareholder Rights Agreement in connection with the execution of the Agreement and Plan of Merger, dated as of May 19, 2006, by and among Braveheart Investors LP, a Delaware limited partnership (“Parent”), Braveheart II Realty (Ohio) Corp., an Ohio corporation (“REIT Merger Sub”), Braveheart II Properties Company LLC, an Ohio limited liability company (“OP Merger Sub”), Braveheart II Properties Holding LLC, a Delaware limited liability company (“OP Holdco”), the Company and Boykin Hotel Properties, L.P., an Ohio limited partnership (the “Merger Agreement”), and the consummation of the transactions contemplated thereby.
AGREEMENTS
          1. Defined Terms. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed thereto in the Shareholder Rights Agreement.
          2. Acquiring Person. The definition of the term “Acquiring Person” in Section 1(a) of the Shareholder Rights Agreement is hereby deleted in its entirety and replaced with the following:
     “‘Acquiring Person’ means any Person (as defined herein) who, together with all Affiliates (as defined herein) and Associates (as defined herein) of such Person, is the Beneficial Owner (as defined herein) of 15% or more of the Common Shares then outstanding, but does not include (i) the Company, (ii) any Subsidiary (as defined herein) of the Company, (iii) any employee benefit plan or compensation arrangement of the Company or of any Subsidiary of the Company, or (iv) any Person holding Common Shares organized, appointed or established by the Company or by any Subsidiary of the Company for or pursuant to the terms of any employee benefit plan or compensation arrangement described in clause (iii) above (the Persons described in clauses (i) through (iv) above are referred to herein as ‘Exempt Persons’).

     In addition, (i) AEW Partners III, L.P., a Delaware limited partnership (‘AEW’), is not an Acquiring Person with respect to Common Shares (the ‘AEW Shares’) acquired or to be acquired under the Stock Purchase Agreement dated as of February 1, 1999 ( the ‘Purchase Agreement’) among the Company, Boykin Hotel Properties, L.P., an Ohio limited partnership (‘BHP’), and AEW, and on exercise of the Initial Warrant or the Expansion Warrant (each as defined in the Purchase Agreement), except to the extent that any acquisition or series of acquisitions under the Purchase Agreement, the Initial Warrant and the Expansion Warrant of less than 15% of the Common Shares when combined with Common Shares then beneficially owned by AEW (within the meaning of Section 1(d)(i) hereof, but excluding Common Shares beneficially owned by an Affiliate that is not an Associate of AEW and without giving effect to Rule 13d-d(d) of the Rules under the Exchange Act), results in AEW beneficially owning (as defined in the immediately preceding clause of this sentence) 15% or more of the Common Shares then outstanding; (ii) the Common Shares acquired or to be acquired by JABO LLC, a Delaware limited liability company (‘JABO’), upon redemption by the Company of BHP partnership units issued to JABO pursuant to the Master Contribution Agreement (the ‘Contribution Agreement’), dated as of December 31, 2001, by and among Boykin Management Company Limited Liability Company, an Ohio limited liability company, JABO, the Company and BHP (the ‘JABO Shares’), shall not be included in the calculation of the beneficial ownership of Common Shares of JABO or any of JABO’s Affiliates or Associates, except (A) to the extent that any issuance of JABO Shares to JABO of less than 15% of the issued and outstanding Common Shares, when combined with Common Shares then beneficially owned by JABO (within the meaning of Section 1(d)(i) hereof), results in JABO beneficially owning (as defined in the immediately preceding clause of this sentence) 20% or more of the Common Shares then issued and outstanding, and (B) if, at the time of any issuance of JABO Shares to JABO, JABO is not controlled (as that term is defined in Rule 12b-2 of the Exchange Act) by Robert W. Boykin or John E. Boykin; and (iii) none of Parent, REIT Merger Sub, OP Merger Sub or OP Holdco, nor any of their Affiliates, is an Acquiring Person, nor shall any such Persons become an Acquiring Person, with respect to Common Shares acquired or to be acquired under the Merger Agreement, whether by reason of the announcement of the mergers contemplated thereby, execution of the Merger Agreement, consummation of the mergers and other transactions contemplated by the Merger Agreement, or acquisition of Common Shares pursuant thereto or otherwise in connection therewith.
     Notwithstanding the foregoing, no Person will become an ‘Acquiring Person’ as a result of an acquisition by the Company of Common Shares that, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person from below 15% to 15% or more of the Common Shares then outstanding; however, if person becomes a Beneficial Owner of 15% or more of the Common Shares then outstanding by reason of shares purchases by the Company and, after those share purchases are made, becomes the Beneficial Owner of any additional Common Shares (other than pursuant to a share split, share dividend or similar transaction) and immediately thereafter is the Beneficial Owner of 15% or more of the Common Shares then outstanding, then that Person will be an ‘Acquiring Person.’
     In addition, notwithstanding the foregoing, a Person is not an ‘Acquiring Person’ if the Board of Directors determines that a Person who would otherwise be an ‘Acquiring Person’ inadvertently acquired the Common Shares that would otherwise make the Person an ‘Acquiring Person,’ if that Person as promptly as practicable divests a sufficient number of Common Shares so that that Person is a Beneficial Owner of less than 15% of the Common Shares then outstanding.”
          3. Distribution Date. The definition of the term “Distribution Date” in Section 1(j) of the Shareholder Rights Agreement is hereby amended by adding the following language at the end thereof:
     “For the avoidance of doubt, none of the announcement of the mergers contemplated by the Merger Agreement, the execution of the Merger Agreement, the consummation of the mergers and other transactions contemplated by the Merger Agreement or the acquisition of the Common Shares pursuant thereto or otherwise in connection therewith shall result in the occurrence of a Distribution Date.”
          4. Amendment to Section 7(a). Section 7(a) of the Shareholder Rights Agreement is hereby deleted in its entirety and replaced with the following:
     “(a) Subject to Section 7(e), the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Exercise Price for the total number of one one-thousandths of a Preferred Share (or other securities, cash or other assets, as the case may be) for which the surrendered rights are then exercised, at or prior to the earliest of (i) (A) the Close of Business on May 24, 2009 and (B) immediately prior to the Effective Time of the Mergers (as each such term is defined in the Merger Agreement) (the earlier of such dates, the ‘Final Expiration Date’), (ii) the time at which the Rights are redeemed in accordance with Section 23, and (iii) the time at which such Rights are exchanged in accordance with Section 24 (the earlier of (i), (ii) and (iii), the ‘Expiration Date’). Except as set forth in Section 7(e) and notwithstanding any other provision (except Section 7(e)) of this Agreement, any Person who prior to the Distribution Date becomes a record holder of Common Shares may exercise all of the rights of a registered holder of a Right Certificate with respect to the Rights associated with such Common Shares in accordance with the provisions of this Agreement, as of the date such Person becomes a record holder of Common Shares.”

          5. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one action. The signature page of any individual or entity, or copies or facsimiles thereof, may be appended to any counterparts of this action and when so appended shall constitute an original.
          6. Full Force and Effect. Except as expressly amended by this Amendment, all other terms and conditions of the Shareholder Rights Agreement shall remain in full force and effect and unmodified hereby.
          7. Governing Law. This Amendment is governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflicts of laws.
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     IN WITNESS WHEREOF, this Amendment has been executed in one or more counterparts by or on behalf of each of the parties hereto as of the date first written above.

BOYKIN LODGING COMPANY,
an Ohio corporation

By:	/s/ Richard C. Conti

Name: Richard C. Conti
Title: President and Chief Operating Officer

NATIONAL CITY BANK, a national banking
Association, as Rights Agent

By:	/s/ Pamela Fisher

Name: Pamela Fisher
Title: Assistant Vice President

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